Exhibit 99.1

Synergy Resources Corporation Announces Year-Over-Year Proved Reserves Increase 133%, PV 10 Value $534 million

PLATTEVILLE, CO -- (Marketwired) – 10/16/14 -- Synergy Resources Corporation (NYSE MKT: SYRG), a U.S. oil and gas exploration and production company focused in the Greater Wattenberg Area of the Denver-Julesburg Basin, announces that its proved reserve evaluation for the 2014 fiscal year ending 8/31/2014 increased 133% to 32.2mm/BOE compared to 13.8mm/BOE for fiscal year end 8/31/2013 and the PV10 value of the proved reserves increased 126% to $534 million from $236 million. Proved developed producing and proved developed non-producing (behind pipe) assets accounted for 61% of the value of the reserves while the remaining value is proved undeveloped reserves.  The volume of the reserves is split evenly between oil and natural gas which includes the natural gas liquids.
William E. Scaff, Jr. co-CEO of Synergy commented, "Our accelerated growth in proved reserves is a result of the success of our multi-rig operated horizontal drilling program. We now have over 30 operated horizontal wells included in our third party reserve report as proved developed producing assets. We currently have three rigs running and our plans call for another 30-35 horizontal wells to be in production or in completion stage by February 28th, 2015. These new wells will contribute to proved developed reserves for our fiscal 2015 mid-year reserve report. We continue to work with Ryder Scott Company, our third party reserve engineers, to account for increased density of horizontal Niobrara and Codell wells in the Wattenberg Field."
Synergy also announced that management is participating in the Canaccord Global Resources Conference in New York, NY, today, Thursday, October 16, 2014, Chief Operating Officer, Craig Rasmuson and Vice President of Capital Markets and Investor Relations, Jon Kruljac will conduct investor meetings, and Mr. Rasmuson will also participate in a panel discussion regarding the current trends, results and economics of operating horizontal Niobrara and Codell wells in the Wattenberg Field.  Further, Synergy management plans to participate in upcoming conferences at:

Niobrara Completions and Well Spacing Congress	Denver, CO	November 18-19, 2014
Cowen and Company, Ultimate Energy Conference	New York, NY	December 2-3, 2014
Global Hunter Securities, 1X1 Boston Energy Day	Boston, MA	December 4, 2014
Capital One Securities, Annual Energy Conference	New Orleans, LA	December 11-12, 2014

An updated investor presentation and conference details can be accessed on the Company's website at www.syrginfo.com .
About Synergy Resources Corporation
Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.